Exhibit 4.20

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

NiSource Inc. (“NiSource”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(i)	common stock, par value $0.01 per share (the “common stock”); and

(ii)
depositary shares, each representing a 1/1,000th ownership interest in a share of 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”), par value $0.01 per share, liquidation preference $25,000 per share and a 1/1,000th ownership interest in a share of Series B-1 Preferred Stock (“Series B-1 Preferred Stock”), par value $0.01 per share, liquidation preference $0.01 per share (the “Depositary Shares”).

The following is a summary description of the material terms of such securities. It may not contain all the information that is important to you. For additional information, you should refer to the provisions of our Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and our bylaws, as amended and restated (the “bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference.
GENERAL

Authorized Capital Stock

The authorized capital stock of NiSource consists of 620,000,000 shares, of which 600,000,000 are common stock, par value $0.01, and 20,000,000 are preferred stock, par value $0.01. The board of directors of NiSource has designated (i) 400,000 shares of the preferred stock as 5.650% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”), liquidation preference $1,000 per share, (ii) 20,000 shares of the preferred stock as Series B Preferred Stock, and (iii) 20,000 shares of the preferred stock as Series B-1 Preferred Stock. The shares of Series B Preferred Stock and Series B-1 Preferred Stock are represented by 20,000,000 Depositary Shares, each representing 1/1000th ownership interest in a share of each of the Series B Preferred Stock and the Series B-1 Preferred Stock.

The shares of Series A Preferred Stock are not registered pursuant to Section 12 of the Exchange Act and are not separately described below, but they are referenced as relevant when describing the other securities discussed herein.

Anti-Takeover Provisions
NiSource’s certificate of incorporation includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management of NiSource. More specifically, the certificate of incorporation provides that stockholders may not cumulate their votes and stockholder action may be taken only at a duly called meeting and not by written consent. In addition, NiSource’s bylaws contain requirements for advance notice of stockholder proposals and director nominations. These and other provisions of the certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of management of NiSource.
Under Delaware law, the approval of the holders of a majority of the outstanding shares of a class of NiSource’s capital stock would be necessary to authorize any amendment to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class of capital stock or that would adversely alter or change the powers, preferences or special right of such class of capital stock. Further, pursuant to the certificates of designations for the Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock, the holders of two-thirds of any series of such preferred stock must approve certain amendments to the certificate of incorporation that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of such series of preferred stock. The effect of these provision may permit the holders of NiSource’s outstanding shares of capital stock to block a proposed amendment to the certificate of incorporation in connection with a potential acquisition of NiSource if such amendment would adversely affect the powers, preferences or special rights of such capital stock.

NiSource is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on a national securities exchange, such as the New York Stock Exchange, from engaging, under certain circumstances, in a “business combination” (as defined therein), which includes, among other things, a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock or an affiliate or associate of such person.
DESCRIPTION OF COMMON STOCK
Liquidation Rights
In the event of any liquidation, dissolution or winding up of NiSource, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of NiSource and the distribution in full of all preferential amounts (including any accumulated and unpaid dividends) to which the holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and any other series of preferred stock of NiSource hereafter created are entitled, the holders of common stock will share ratably in the remaining assets in proportion to the number of shares of common stock held by them respectively. A consolidation or merger of NiSource with or into any other corporation, or any purchase or redemption of shares of any class of NiSource’s capital stock, will not be deemed to be a liquidation, dissolution or winding up of NiSource’s affairs.
Voting Rights
Except as otherwise required by Delaware law or as otherwise provided in the certificate of designations for the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock or any other series of preferred stock of NiSource hereafter created, holders of NiSource’s common stock exclusively possess voting power for the election of NiSource’s directors and all other matters requiring stockholder action. Each holder of common stock, if entitled to vote on a matter, is entitled to one vote per share. Holders of common stock are not entitled to cumulative voting rights. Holders of common stock will be notified of any stockholders’ meeting according to applicable law.
Dividend Rights
Holders of common stock will be entitled to receive dividends, when, as and if declared by NiSource’s board of directors out of legally available funds for such purpose in accordance with Delaware law, subject to the powers, preferences and rights afforded to the holders of the Series A Preferred Stock, Series B Preferred Stock and any other series of preferred stock of NiSource hereafter created. Dividends may be paid in cash, capital stock or other property of NiSource.
NiSource is prohibited by the terms of each of its Series A Preferred Stock and its Series B Preferred Stock from declaring or paying dividends on any shares of NiSource’s common stock (other than dividends payable solely in shares of its common stock) or redeeming, repurchasing or acquiring shares of its common stock unless full cumulative dividends have been paid with respect to the Series A Preferred Stock and the Series B Preferred Stock, respectively, through the most recently completed respective dividend periods.
NiSource is an energy holding company that derives substantially all of its revenues and earnings from the operating results of the rate-regulated businesses of its subsidiaries. Accordingly, NiSource’s ability to pay dividends on its capital stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to NiSource. NiSource’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of NiSource or to make any funds available therefor, whether by dividends, loans or other payments.
No Preemptive Rights
Holders of NiSource’s common stock are not entitled to, as holders of common stock, any preemptive rights with respect to any shares of NiSource’s capital stock or any of its securities convertible into or exercisable for its capital stock.
SERIES B PREFERRED STOCK
Ranking

The Series B Preferred Stock ranks, with respect to dividends and distributions upon liquidation: (i) senior to NiSource’s common stock and any other class or series of capital stock that does not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock with respect to dividends and such distributions (the “Series B Junior Securities”); (ii) on a parity with the Series A Preferred Stock, the Series B-1 Preferred Stock (except with respect to dividends) and any other class or series of capital stock that does not expressly provide that it ranks junior or senior to the Series B Preferred Stock with respect to dividends and such distributions (the “Series B Parity Securities”); and (iii) junior to any class or series of capital stock that expressly provides that it ranks senior to the Series B Preferred Stock with respect to dividends and such distributions (the “Series B Senior Securities”).
Liquidation Rights
In the event of any liquidation, the holders of the Series B Preferred Stock are entitled to receive out of NiSource’s assets available for distribution to stockholders (subject to the rights of holders of Series B Senior Securities and Series B Parity Securities in respect of distributions upon the liquidation) before any distribution of assets is made to holders of Series B Junior Securities, a liquidation preference of $25,000 per share. Any accumulated and unpaid dividends on the Series B Preferred Stock and Series B Parity Securities will be paid prior to any distributions in liquidation. A consolidation or merger of NiSource with or into any other entity will not be deemed to be a liquidation.
Voting Rights
The Series B Preferred Stock has no voting, consent or approval rights except as set forth below or as otherwise provided by Delaware law. On any matter described below in which the holders of the Series B Preferred Stock are entitled to vote as a class (whether separately or together with the holders of any Series B Parity Securities), such holders will be entitled to twenty-five votes per share. The Series B Preferred Stock is paired with the Series B-1 Preferred Stock and the holders of the Series B-1 Preferred Stock are entitled to the voting rights described below under the heading “-Series B-1 Preferred Stock-Voting Rights.”
Adverse Changes. Unless NiSource has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting as a single class, no amendment to the certificate of incorporation may be adopted that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series B Preferred Stock. However, such voting requirement shall not be implicated by any amendment to the certificate of incorporation (i) relating to the issuance of additional shares of preferred stock (subject to the voting rights discussed in the following paragraph) and (ii) in connection with a merger or another transaction in which either the Series B Preferred Stock remains outstanding or is exchanged for a series of preferred stock of the surviving entity, in either case, with the terms thereof materially unchanged in any respect adverse to the holders of Series B Preferred Stock.
Parity and Senior Preferred Stock. Unless NiSource has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting as a class together with holders of the Series A Preferred Stock and any other Series B Parity Securities and upon which like voting rights have been conferred and are exercisable, NiSource may not: (i) create or issue any Series B Parity Securities (including any additional shares of Series A Preferred Stock or Series B Preferred Stock, but excluding any payments-in-kind on such shares) if the cumulative dividends payable on the outstanding shares of Series B Preferred Stock (or Series B Parity Securities, if applicable) are in arrears; or (ii) create or issue any Series B Senior Securities.
Dividends
Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by NiSource’s board of directors out of legally available funds for such purpose, cumulative quarterly cash dividends (subject to the dividend rights of any Series B Parity Securities or Series B Senior Securities) at an initial rate of 6.50% per annum of the $25,000 liquidation preference per share (equal to $1,625 per share per annum). On and after March 15, 2024, dividends will accumulate for each five-year period thereafter according to a formula based on the rate of certain U.S. Treasury securities with a five year maturity plus the applicable margin.
NiSource is prohibited by the terms of the Series B Preferred Stock from declaring or paying dividends on any Series B Junior Securities (other than a dividend payable solely in such Series B Junior Securities) or redeeming, repurchasing or acquiring shares of any Series B Junior Securities unless full cumulative dividends have been paid on all outstanding shares of Series B Preferred Stock and any Series B Parity Securities entitled to dividends through the most recently completed respective dividend periods. In addition, NiSource may not repurchase, redeem or otherwise acquire any shares of Series A Preferred Stock or Series A Parity Securities, unless (i) effected pursuant to a purchase or exchange offer made on the same relative terms to all holders of such shares of preferred stock or (ii) (A) full cumulative dividends have been paid or provided for on all outstanding shares of such preferred stock entitled to dividends through the most recently completed respective dividend periods and (B) NiSource expects to have sufficient funds to pay in full the next dividend on all such outstanding shares of preferred stock.
Redemption
NiSource may redeem the Series B Preferred Stock, at its option, in whole or in part, on March 15, 2024 or on any fifth anniversary thereafter by paying $25,000 per share plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the redemption date, whether or not declared. In addition, following the occurrence of a “Ratings Event” (as defined in the certificate of designations of the Series B Preferred Stock), NiSource may, at its option, redeem the Series B Preferred Stock in whole, but not in part, at a redemption price equal to $25,500 per share (102% of the liquidation preference) plus an amount equal to all accumulated and unpaid dividends thereon to the redemption date, whether or not declared.
No Conversion or Preemptive Rights
The Series B Preferred Stock is not convertible into any other class of NiSource’s capital stock and the holders of the Series B Preferred Stock do not, as holders of Series B Preferred Stock, have any preemptive rights with respect to any shares of NiSource’s capital stock or any of its securities convertible into or exercisable for its capital stock.
SERIES B-1 PREFERRED STOCK
The Series B-1 Preferred Stock was issued as a distribution with respect to the Series B Preferred Stock in order to enhance the voting rights of the Series B Preferred Stock to comply with the New York Stock Exchange’s minimum voting rights policy. The Series B-1 Preferred Stock is paired with the Series B Preferred Stock and may not be transferred, redeemed or repurchased except in connection with the simultaneous transfer, redemption or repurchase of the underlying Series B Preferred Stock, and upon the transfer, redemption or repurchase of the underlying Series B Preferred Stock, the same number of shares of Series B-1 Preferred Stock must simultaneously be transferred (to the same transferee), redeemed or repurchased, as the case may be. A summary of certain powers, preferences, rights, qualifications, limitations and restrictions of the Series B-1 Preferred Stock are set forth below.
Ranking
The Series B-1 Preferred Stock ranks, with respect to distributions upon liquidation: (i) senior to NiSource’s common stock and any other class or series of capital stock that does not expressly provide that it ranks on a parity with or senior to the Series B-1 Preferred Stock with respect to such distributions (the “Series B-1 Junior Securities”); (ii) on a parity with the Series A Preferred Stock, the Series B Preferred Stock and any other class or series of capital stock that does not expressly provide that it ranks junior or senior to the Series B-1 Preferred Stock with respect to such distributions (the “Series B-1 Parity Securities”); and (iii) junior to any class or series of capital stock that expressly provides that it ranks senior to the Series B-1 Preferred Stock with respect to such distributions (the “Series B-1 Senior Securities”).
Liquidation Rights
In the event of any liquidation, the holders of the Series B-1 Preferred Stock are entitled to receive out of NiSource’s assets available for distribution to stockholders (subject to the rights of holders of Series B-1 Senior Securities and Series B-1 Parity Securities in respect of distributions upon liquidation), before any distribution of assets is made to holders of Series B-1 Junior Securities, a liquidation preference of $0.01 per share. Any accumulated and unpaid dividends on the Series B-1 Parity Securities will be paid prior to any distributions in liquidation. A consolidation or merger of NiSource with or into any other entity will not be deemed to be a liquidation.
Voting Rights
The Series B-1 Preferred Stock has no voting, consent or approval rights except as set forth below or as otherwise provided by Delaware law. On any matter described below in which the holders of the Series B-1 Preferred Stock are entitled to vote as a class (whether separately or together with the holders of any Series B-1 Parity Securities), such holders will be entitled to twenty-five votes per share.

Adverse Changes. Unless NiSource has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B-1 Preferred Stock, voting as a single class, no amendment to the certificate of incorporation may be adopted that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series B-1 Preferred Stock. However, such voting requirement shall not be implicated by any amendment to the certificate of incorporation (i) relating to the issuance of additional shares of preferred stock and (ii) in connection with a merger or another transaction in which either the Series B-1 Preferred Stock remains outstanding or is exchanged for a series of preferred stock of the surviving entity, in either case, with the terms thereof materially unchanged in any respect adverse to the holders of Series B-1 Preferred Stock.
Election of Directors upon Nonpayment Events. If and whenever dividends on any shares of Series B Preferred Stock shall not have been declared and paid for at least six dividend periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting NiSource’s board of directors will automatically be increased by two and the holders of Series B-1 Preferred Stock, voting as a class together with the holders of any outstanding Series B-1 Parity Securities having like voting rights that are exercisable at that time (“Director Voting Preferred Stock”), shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that (i) such election does not violate the corporate governance requirements of the New York Stock Exchange that companies must have a majority of independent directors and (ii) such director is not prohibited or disqualified from serving as a director of NiSource by any applicable law. The Preferred Stock Directors shall each be entitled to one vote per director on any matter before NiSource’s board of directors for a vote.
When all accumulated and unpaid dividends on the Series B Preferred Stock have been paid in full, then (a) the right of the holders of Series B-1 Preferred Stock to elect the Preferred Stock Directors shall cease, (b) the terms of office of the Preferred Stock Directors will automatically terminate and (c) the number of directors constituting NiSource’s board of directors will automatically decrease by two. Any Preferred Stock Director may be removed at any time without cause by holders of a majority of the outstanding shares of the Series B-1 Preferred Stock and Director Voting Preferred Stock (voting together as a single class). So long as a Nonpayment Event continues, any vacancy in the office of a Preferred Stock Director (after the initial election of Preferred Stock Directors) may be filled by the written consent of the Preferred Stock Director remaining in office (if any), in lieu of a vote by the Series B-1 Preferred Stock and Voting Preferred Stock (voting together as a single class).
Dividends
Holders of Series B-1 Preferred Stock are not entitled to receive dividends.
Redemption
The shares of Series B-1 Preferred Stock are subject to mandatory redemption, in whole or in part, at a redemption price of $0.01 per share upon the redemption of the underlying shares of Series B Preferred Stock with which such shares of Series B-1 Preferred Stock are paired. The shares of Series B-1 Preferred Stock are not otherwise subject to redemption.
No Conversion or Preemptive Rights
The Series B-1 Preferred Stock is not convertible into any other class of NiSource’s capital stock and the holders of the Series B-1 Preferred Stock do not, as holders of Series B-1 Preferred Stock, have any preemptive rights with respect to any shares of NiSource’s capital stock or any of its securities convertible into or exercisable for its capital stock.
DEPOSITARY SHARES REPRESENTING
SERIES B PREFERRED STOCK AND SERIES B-1 PREFERRED STOCK

General
Each Depositary Share represents a 1/1,000th ownership interest in a share of the Series B Preferred Stock and a 1/1,000th ownership interest in a share of the Series B-1 Preferred Stock. The Depositary Shares are evidenced by depositary receipts issued pursuant to a deposit agreement (the “Deposit Agreement”) among NiSource, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as the depositary (the “depositary”), and the holders from time to time of the depositary receipts evidencing the Depositary Shares. This description of the Depositary Shares is qualified in its entirety by the provisions of the respective certificates of designations of the Series B Preferred Stock and Series B-1 Preferred Stock and the Deposit Agreement, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference.

Dividends and Other Distributions
The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series B Preferred Stock and Series B-1 Preferred Stock to the record holders of Depositary Shares relating to the underlying Series B Preferred Stock and Series B-1 Preferred Stock in proportion to the number of Depositary Shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of Depositary Shares entitled to those distributions, unless it determines, in consultation with NiSource, that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with NiSource’s approval, sell the property (at a public or private sale) and distribute the net proceeds from the sale to the holders of the Depositary Shares in proportion to the number of Depositary Shares they hold.
Redemption of Depositary Shares
If NiSource redeems the Series B Preferred Stock and Series B-1 Preferred Stock represented by the Depositary Shares, a proportionate number of Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series B Preferred Stock and Series B-1 Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to each of the Series B Preferred Stock and Series B-1 Preferred Stock. Whenever NiSource redeems shares of Series B Preferred Stock and Series B-1 Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Series B Preferred Stock and Series B-1 Preferred Stock so redeemed.
Voting the Preferred Stock
When the depositary receives notice of any meeting at which the holders of the Series B Preferred Stock and/or Series B-1 Preferred Stock are entitled to vote, the depositary will mail, or otherwise transmit by an authorized method, the information contained in the notice to the record holders of the Depositary Shares. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series B Preferred Stock and/or Series B-1 Preferred Stock, may instruct the depositary to vote the amount of the Series B Preferred Stock and/or Series B-1 Preferred Stock entitled to vote represented by the holder’s Depositary Shares. To the extent practicable, the depositary will vote the number of shares entitled to vote represented by such Depositary Shares in accordance with the instructions it receives. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series B Preferred Stock and/or Series B-1 Preferred Stock entitled to vote, it will abstain from voting the number of shares of Series B Preferred Stock and/or Series B-1 Preferred Stock represented thereby.
Amendment and Termination of the Depositary Agreement
The form of depositary receipt evidencing the Depositary Shares and any provision of the Depositary Agreement may be amended by agreement between the depositary and NiSource. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Depositary Agreement may be terminated by NiSource upon sixty days’ prior written notice to the depositary or by the depositary upon mailing notice to NiSource and the holders of all Depositary Shares then outstanding if at any time sixty days have expired after the depositary provided written notice to NiSource of its resignation and a successor depositary has not been appointed. The Depositary Agreement shall automatically terminate after there has been a final distribution in respect of the Series B Preferred Stock and Series B-1 Preferred Stock in connection with NiSource’s liquidation, dissolution or winding and such distribution has been distributed to the holders of Depositary Shares.